Fair, Isaac Names e-Business Pioneer Thomas Grudnowski CEO


SAN RAFAEL, CALIFORNIA--September 8, 1999--Fair, Isaac and Company, Incorporated (NYSE: FIC) today announced that Thomas G. Grudnowski will become the company's president and chief executive officer, and a member of its Board, effective December 2, 1999, after transitioning from his current responsibilities at Andersen Consulting. Grudnowski, 49, is currently the managing partner in charge of Andersen's line-of-business e-commerce ventures.

As announced earlier this year, the company's current CEO, Larry E. Rosenberger, will continue to lead Fair, Isaac's research and development efforts, company-wide. Rosenberger was in charge of the company's research and development unit earlier in his career and added responsibility for this area to his duties as CEO in March.

Since 1994, Grudnowski's responsibilities have focused on the development of electronic commerce businesses serving a wide variety of industries. He led the creation of several Andersen Consulting strategic initiatives including net-centric computing, industry solutions centers, netsourcing, and, most recently, Andersen's efforts to create spin-out e-commerce businesses. Grudnowski launched and served in the role of CEO of four different e-business companies started under Andersen's auspices. Prior to 1994 he was the managing partner of Andersen's Minneapolis region Services Industries Group with responsibility for assignments in the financial services, healthcare, telecommunications, transportation, utility and government sectors. A partner since 1983, Grudnowski joined Andersen Consulting in 1972. He holds a B.S. in mathematics and accounting from St. John's University in Collegeville, Minnesota.

Fair, Isaac chairman Robert M. Oliver said, "Tom Grudnowski was the overwhelming choice of the search committee, and we are delighted that he is joining the Fair, Isaac team. He has experience in all of the industries we are actively pursuing. We were especially impressed by Tom's proven ability to successfully launch a number of e-business start-ups, and we're looking forward to his contributions." Mr. Oliver continued, "The Board is grateful to Larry Rosenberger for his leadership over the past eight years, which fueled our growth from $25 million in revenues to more than $250 million, and we're very pleased that he will be leading our research and development activities going forward."

Mr. Grudnowski said, "I'm very excited by the prospect of helping to lead Fair, Isaac into the 21st century. The same data-driven decision technologies that the company pioneered in consumer credit have virtually unlimited potential in many other markets, especially the rapidly expanding world of electronic commerce. I think the new strategic plan announced by the company earlier this year can be the blueprint for delivering greater value to an expanded client base, increased opportunities to Fair, Isaac's employees and long-term rewards to its stockholders. I'm looking forward to working with the rest of the Fair, Isaac leadership team to make this great company even greater."

Fair, Isaac (www.fairisaac.com) delivers critical decision-making solutions that help businesses improve their performance in acquiring, growing and serving their customers. The company works in the financial services, telecommunications, e-Business and healthcare markets providing transaction-level decision-making processes and solutions to help clients make quicker, more profitable decisions. Headquartered in San Rafael, Calif., Fair, Isaac employs nearly 1,600 people

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in 18 offices  worldwide.  For the fiscal year ended  September  30,  1998,  the company reported net income of $24.3 million ($1.68 per share, diluted) on revenues of $245.5 million.

This press release contains certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such factors include, but are not limited to, the
Company's ability to recruit and maintain key technical and managerial personnel, the maintenance of its existing relationships with key alliance partners, its ability to continue to develop new and enhanced products and services, competition, and market demand. For a more complete description of these and other factors see the Company's annual and quarterly reports to stockholders and its annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.